Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
John Baldissera
BPC Financial Marketing
800-368-1217

UTEK Corporation Announces Addition to Board of Directors

Plant City, FL — September 08, 2004 — UTEK Corporation (AMEX: UTK) announced today that its Board of Directors has elected Holly Callen-Hamilton to the Board.

Ms. Callen-Hamilton is the founder and President of Callen & Associates Financial Services, Inc., an investment firm specializing in the areas of venture capital, private placement offerings, retirement planning and charitable giving. Prior to founding Callen & Associates, Ms. Callen-Hamilton was affiliated with Paine Webber from 1981 to 1983, where she was tax planning and insurance products coordinator. From 1991 to 1996, Ms. Callen was the Director of Development and Fundraising for the University of Minnesota Women’s Athletic Department. Ms. Callen-Hamilton has a B.S. from Indiana University and an M.A. from the University of Illinois.

Ms. Callen-Hamilton is a former District Governor of Rotary International and recently served as Chair of a Rotary campaign to contribute to the worldwide eradication of polio. Currently, she serves as the District Rotary Foundation Chair. Ms. Callen-Hamilton has served as Chair of the Business and Professional Women’s Division of the Minneapolis Federation for Jewish Services, Chair of the Federation Women’s Endowment Fund, and National Campaign Chair of the United Jewish Appeal’s Young Leadership Women’s Cabinet. In addition, Ms. Callen-Hamilton holds the distinction of being the first woman Cantor to serve the Upper Midwest. She has received numerous musical awards, including the Metropolitan Opera Richard Tucker Memorial Award and the San Francisco Opera Merola Award.

About UTEK Corporation

UTEK is a leading, market-driven technology transfer company that enables companies to rapidly acquire innovative technologies from universities and research laboratories. UTEK is the only company that facilitates the identification and acquisition of external technologies for clients in exchange for their equity securities, while allowing research institutions to receive 100% of the royalties. We call this process U2B®. UTEK seeks to transfer proprietary technologies to create product differentiation, resulting in a strategic marketplace advantage. For more information about UTEK, please visit its website at www.utekcorp.com.

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